November 13, 2003                                                   Robert Price
                                                                    212-757-5600

                        PRICE COMMUNICATIONS CORPORATION
                REPORTS EARNINGS OF $0.08 FOR THIRD QUARTER 2003

         Price Communications Corporation announced today results for the quarter and nine months ended June 30, 2003. The Company reported income from its partnership with Verizon of $24.3 million for the nine months ended September 30, 2003 and $8.1 million for the quarter ended September 30, 2003. The Company's net income for the nine months included $7.3 million of other income, primarily earnings on the Company's investment accounts.

         The following table presents selected unaudited financial data for the quarter and nine months ended September 30, 2003 and 2002. Results for the two periods are not comparable, since the Company disposed of its cellular business on August 15, 2002 and after that had income from its partnership with Verizon for the remainder of 2002 and the first nine months of 2003. Results for the 2002 period also included the $659.2 million gain on the contribution of the Company's cellular business to the Verizon partnership.


             UNAUDITED                             THREE MONTHS ENDED           NINE MONTHS ENDED
                                                   ------------------           -----------------
                                                     SEPTEMBER 30,                SEPTEMBER 30,
                                                     -------------                -------------
                                                                       (000'S)
                                                                       -------

                                                    2003         2002           2003        2002
                                                    ----         ----           ----        ----
Earnings from Partnership                          $8,132       $4,031        $24,321      $4,031
Gain on contribution of cellular business             -        659,181           -        659,181
Other income, net                                   1,360       (5,813)         7,263      (5,426)
Net income                                          4,390      435,194         15,260     445,079
Net income per share basic                          $0.08        $7.98          $0.28       $8.15
Weighted Average shares Outstanding                54,138       54,531         54,340      54,623


         Management of the Company continues to seek new prudent acquisitions including mutual fund companies, cellular properties, independent telephone companies, broadcasting companies, and proposals to convert the company into a closed-end investment company.

         On August 15, 2002 Price Communications Corporation completed its transaction with Verizon, under which the cellular telephone assets of its Price Communications Wireless subsidiary were exchanged for a preferred limited partnership interest in a new partnership controlled by Verizon Wireless. This interest may be exchanged in 2006 into the common stock of Verizon Communications, Inc.

         Price Communications Corporation is a New York based corporation and trades on the NYSE. It is also traded on the Chicago Stock Exchange (symbol:
PR.M), the Boston Stock Exchange (symbol: PR.B), the Pacific Stock Exchange (symbol: PR.P), and trades in Euros on the Frankfurt and Munich Stock Exchanges

              THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING INFORMATION INVOLVES RISKS AND UNCERTAINTIES THAT COULD SIGNIFICANTLY AFFECT EXPECTED RESULTS. THESE RISKS AND UNCERTAINTIES ARE DISCUSSED IN THE COMPANY'S SEC FILINGS, INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S ANNUAL REPORT ON FORM 10-K.